Exhibit 99.1

DELTIC Timber Corporation	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
February 7, 2007		Investor Relations	Public Relations
		(870) 881-6432	(870) 881-6407

Deltic Announces Fourth Quarter and Year of 2006 Results

EL DORADO, AR — President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that financial results for the fourth quarter of 2006 were a loss of $2 million, $.16 a share. These results compare to net income of $2.3 million, $.19 a share, in the corresponding 2005 quarter. The decrease in fourth quarter results was due primarily to a reduction in average realization for lumber combined with reduced residential and commercial real estate sales activity. For the year of 2006, net income totaled $11.3 million, $.91 a share, compared to $14.5 million, $1.18 a share, for the twelve months ended December 31, 2005.

Commenting on the results, Mr. Dillon stated, “The Company’s fourth quarter financial results were negatively affected by the continued slowdown in the housing market in the U.S. due primarily to increased interest rates and the resulting decrease in lumber consumption and prices. The Company’s financial results for the year of 2006 were respectable considering the difficult economic conditions that existed for our businesses throughout the year. Also, there were several significant highlights during 2006 that bear noting. Among these were: (1) our ability to maintain stable prices for our pine sawtimber despite the weakening lumber market, accomplished by adjusting the planned timing of the annual harvest volume, (2) the sale of almost 55 acres of premium commercial real estate property at a pretax margin of $11.2 million, (3) a record level of activity and residential lot sales in our Red Oak Ridge real estate development in Hot Springs, Arkansas, (4) a record year of financial performance at Del-Tin Fiber, our 50-percent joint venture to manufacture medium density fiberboard, and (5) improved efficiencies in the manufacturing process at our sawmills that enabled our Mills segment to produce positive cash flow for the year, despite the dismal lumber market.”

The Woodlands segment earned $2.9 million in the fourth quarter of 2006 compared to $3 million for the same period of 2005. The Company’s pine sawtimber harvest increased from 86,688 tons in the prior-year quarter to 90,958 tons in 2006’s fourth quarter. Average pine sawtimber price was $41 per ton for both reporting periods. Seasonal silviculture expenses amounted to $.8 million in the fourth quarter of 2006 versus $.1 million in the prior-year fourth quarter due to timing of these projects.

Deltic’s Mills segment reported a loss of $3.2 million in the fourth quarter of 2006 compared to a loss of $.2 million in the corresponding quarter of 2005. Finished lumber average sales price decreased $60 per thousand board feet to $287, and lumber sales volume decreased 32 percent when compared to 2005’s fourth quarter of 49.6 million board feet, primarily due to a reduction in operating hours in reaction to market conditions.

The Company’s Real Estate segment earned $1 million in the fourth quarter of 2006, which compares to $5.8 million for the same period of 2005. Results for 2006 included a sale of 2.1 acres of commercial property for $298,700 per acre, while 4.72 commercial acres were sold for an average of $1,011,500 per acre during the prior-year fourth quarter. Residential lot sales for the fourth quarter of 2006 decreased by 57 to 34, while the average lot price increased, due to sales mix, by $15,600 to $85,800 per lot, when compared to the fourth quarter of 2005.

Corporate operating expense was $3.4 million for 2006’s fourth quarter, which compares to $3.7 million for the corresponding period of 2005. Deltic’s equity in Del-Tin Fiber was income of $.2 million for the fourth quarter of 2006 compared to a loss of $.1 million for the same period in 2005. Interest expense for the fourth quarter of 2006 decreased $.5 million from 2005’s fourth quarter, to $1 million, as the Company has begun to capitalize interest related to its real estate development operations upon the adoption of the Securities and Exchange Commission’s recently issued Staff Accounting Bulletin No. 108. Since this adoption is required to be effective as of January 1, 2006, Deltic’s financial results for the first nine months of 2006 have been appropriately adjusted from the amounts previously reported.

Capital expenditures were $4.3 million for 2006’s fourth quarter and $27.8 million for the year of 2006. For the corresponding periods of 2005, capital expenditures totaled $8 million and $33.2 million, respectively.

For the year of 2006, the pine sawtimber harvest level was 580,316 tons compared to 581,242 tons for 2005. Average pine sawtimber price of $45 per ton was unchanged from the prior-year period. Finished lumber average sales price decreased $45, or 12 percent, from $369 per thousand board feet to $324. Lumber sales decreased 13.3 million board feet to 262.7 million. Residential lot sales for the current year totaled 116 lots at an average price of $103,800 per lot versus 2005’s sales of 249 lots at $78,600 per lot.

During 2006, 54.91 acres of commercial property were sold for $248,400 per acre, while 5.71 acres were sold for $945,800 per acre in 2005. Deltic’s equity in Del-Tin Fiber was income of $2.9 million for 2006, compared to essentially breakeven results in 2005. In 2005, the Company realized a non-cash income tax benefit of $1.7 million, created by a reversal of the valuation allowance related to accumulated state net operating loss carryforwards.

Regarding the outlook for the first quarter and year of 2007, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 150,000 to 175,000 tons and 570,000 to 585,000 tons, respectively. Finished lumber production and sales volumes are estimated at 65 to 75 million board feet for the first quarter and 270 to 285 million for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at 10 to 20 lots and 100 to 120 lots for the first quarter and year of 2007, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 8, 2007 at 10:00 a.m. Central Time to discuss fourth quarter and year of 2006 earnings. Interested parties may participate in the call by dialing 1-866-713-8307 and referencing participant passcode identification number 37935051. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, February 22, by dialing 1-888-286-8010 and referencing replay passcode identification number 93958168.

Summary financial data and operating statistics for the fourth quarter and year of 2006 with comparisons to 2005 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2006*		Three Months Ended December 31, 2005
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$6.8	2.9	6.0	3.0
Mills	17.5	(3.2)	30.2	(0.2)
Real Estate	6.2	1.0	13.5	5.8
Corporate	0.0	(3.4)	0.0	(3.7)
Eliminations	(3.8)	0.1	(3.5)	0.4

Total net sales/operating income	$26.7	(2.6)	46.2	5.3

	Twelve Months Ended December 31, 2006*		Twelve Months Ended December 31, 2005
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$37.6	22.5	35.1	22.4
Mills	101.9	(5.3)	121.2	6.3
Real Estate	35.5	13.9	33.0	10.7
Corporate	0.0	(13.1)	0.0	(12.7)
Eliminations	(21.9)	0.7	(20.9)	(0.4)

Total net sales/operating income	$153.1	18.7	168.4	26.3

*	Reflects the application of SEC Staff Accounting Bulletin 108.

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006*	2005	2006*	2005
Net sales	$26,758	46,108	153,112	168,350

Costs and expenses
Cost of sales	23,044	34,285	106,443	116,900
Depreciation, amortization, and cost of fee timber harvested	3,320	2,685	13,774	11,479
General and administrative expenses	2,969	3,919	14,174	13,714

Total costs and expenses	29,333	40,889	134,391	142,093

Operating income	(2,575)	5,219	18,721	26,257

Equity in Del-Tin Fiber	152	(134)	2,872	(13)
Interest income	209	62	452	198
Interest and other debt expense	(1,027)	(1,460)	(4,231)	(5,758)
Other income/(expense)	64	35	290	32

Income/(loss) before income taxes	(3,177)	3,722	18,104	20,716

Income taxes	1,159	(1,362)	(6,781)	(6,198)

Net income/(loss)	$(2,018)	2,360	11,323	14,518

Earnings per common share
Basic	$(0.16)	0.19	0.91	1.18
Assuming dilution	$(0.16)	0.19	0.90	1.17

Dividends per common share	$0.0750	0.0750	0.3000	0.2750

Average common shares outstanding (thousands)	12,416	12,307	12,398	12,260

*	Reflects the application of SEC Staff Accounting Bulletin 108.

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

			(Unaudited)
			Dec. 31, 2006*	Dec. 31, 2005

Working capital			$12,710	7,027
Total assets			324,266	316,327
Long-term debt			70,000	74,500
Stockholders' equity			207,481	198,244

OTHER DATA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006*	2005	2006*	2005
Capital expenditures - thousands of dollars
Woodlands	$264	349	3,333	7,062
Mills	1,441	2,212	8,763	10,732
Real Estate	2,534	5,499	15,612	15,379
Corporate	11	—	59	74

Total	$4,250	8,060	27,767	33,247

Net cash provided/(required) by operating activities	$(4,063)	13,543	39,148	43,125

Woodlands
Pine sawtimber harvested from fee lands - tons	90,958	86,688	580,316	581,242
Pine sawtimber price - per ton	$41	41	45	45

Timberland sales - acres	40.00	26.48	200.00	44.57
Timberland sales price - per acre	$2,800	3,100	1,400	5,300

Mills
Finished lumber sales - thousands of board feet	49,564	73,108	262,726	276,048
Finished lumber price - per thousand board feet	$287	347	324	369

Real Estate
Residential
Lots sold	34	91	116	249
Average sales price - per lot	$85,800	70,200	103,800	78,600

Commercial
Acres sold	2.10	4.72	54.91	5.71
Average sales price - per acre	$298,700	1,011,500	248,400	945,800

*	Reflects the application of SEC Staff Accounting Bulletin 108.